Exhibit 10.5

CONVERTIBLE NOTE

$450,000.00

August 20, 2015

FOR VALUE RECEIVED, GRANDPARENT.COM, INC., a Delaware corporation (the “Company”), hereby promises to pay to the order of Mel Harris or his registered assigns (“Holder”) the amount set out above as the Original Principal Amount (the “Principal”) when due and to pay interest (“Interest”) on the Principal at the Interest Rate (as defined below) from April 28, 2015 until the same becomes due and payable on the Maturity Date (unless otherwise converted in accordance with Section 3 hereof). This Note (the “Note”) shall amend and restate in its entirety that certain Letter Agreement, dated April 28, 2015, by and between the Company and the Holder.

TERMS OF THIS NOTE

1.          Interest. Interest shall be due or payable under this Note at the rate of five percent (5.0%) per annum (computed on the basis of actual calendar days elapsed and a year of 365 days) (the “Interest Rate”) or, if less, at the highest rate of interest then permitted under applicable law. Interest began to accrue on April 28, 2015 and shall continue to accrue on the outstanding principal of this Note until paid in accordance with the provisions hereof (or otherwise converted in accordance with Section 3 hereof).

2.          Repayment. The entire Principal plus all accrued interest shall be due and payable on the sixty (60) day anniversary of the date hereof (the “Maturity Date”).

3.          Optional Conversion. Any time prior to the full repayment of this Note pursuant to paragraph 2 hereof, Holder may, at its sole discretion, convert the Principal into either (i) preferred stock of the Company in a Company PIPE offering (the “Offering”) pursuant to the terms of the Offering, in the event the Company consummates such an offering on or prior to September 30, 2015 or (ii) 2,250,000 shares of common stock of the Company along with a five (5) year warrant to purchase 1,125,000 shares of common stock of the Company at an exercise price of $.30 per share. It is understood that no Interest shall be payable hereunder if the Principal is converted on or prior to the Maturity Date. Any fraction of a share resulting from this calculation shall be rounded upward or downward to the nearest whole share. The conversion right described in this paragraph 3 may be exercised by Holder by delivery of a written notice to the Company, and the conversion shall be deemed to be effective on the date that the Company receives such written notice.

4.          Prepayment. The Company shall have the right to prepay, upon five (5) Business Days written notice to the Holder, any Principal and accrued and unpaid Interest owed under this Note in whole or in part at any time without the prior written consent of the Holder. Additionally, Holder shall maintain the right within such five (5) Business Day period to convert this Note pursuant to Section 3 hereof upon receipt of such prepayment notice.

5.          Events of Acceleration. The entire unpaid Principal Amount shall become immediately due and payable upon the insolvency of the Company; the filing of a petition in bankruptcy by the Company; the execution by the Company of a general assignment for the benefit of creditors; the filing by or against the Company of a petition in bankruptcy or a petition for relief under the provisions of the federal bankruptcy act or another state or federal law for the relief of debtors and the continuation of such petition without dismissal for a period of sixty (60) days or more; or the Company’s ceasing to carry on business.

6.          Collection. If action is instituted to collect this Note, the Company promises to pay to Holder all reasonable costs and expenses (including reasonable attorneys’ fees) incurred in connection with such action, which amounts shall be in addition to the amount payable hereunder.

7.          Default Interest. In the event this Note is not paid in full when due, interest shall be payable on the outstanding Principal at the rate of ten percent (10%) per annum, accruing monthly, calculated from and after the date of this Note.

8.          Waivers. No delay on the part of Holder in exercising any right or remedy hereunder shall operate as a waiver of such right or remedy. No single or partial exercise of a right or remedy shall preclude other or further exercise of that or any other right or remedy. The failure of Holder to insist upon the strict performance of any term of this Note, or to exercise any right or remedy hereunder, shall not be construed as a waiver or relinquishment by Holder for the future of that term, right or remedy. No waiver of any right of Holder hereunder shall be effective unless in writing executed by the Holder. The parties hereby expressly waive presentment, demand for payment, dishonor, notice of dishonor, protest, notice of protest, and any other formality.

9.          Interest Savings Clause. If any interest payment (or other payment which is deemed by law to be interest) is due hereunder is determined to be in excess of the then legal maximum rate, then that portion of each interest payment representing an amount in excess of the then legal maximum rate shall instead be deemed a payment of principal and applied against the principal of the obligations evidenced by this Note.

10.         Severability. The unenforceability or invalidity of any provision or provisions of this Note as to any persons or circumstances shall not render that provision or those provisions unenforceable or invalid as to any other provisions or circumstances, and all provisions hereof, in all other respects, shall remain valid and enforceable.

11.         Governing Law. This Note shall be governed by and construed under the laws of the State of New York without giving effect to the conflict of laws principles thereof.

12.         Restatement. This Note amends and restates in its entirety that certain Letter Agreement, evidencing a prior indebtedness of Four Hundred Fifty Thousand Dollars ($450,000.00). Following the execution and delivery of this Note to the Holder, this Note shall evidence all of the total principal indebtedness evidenced by the Letter Agreement.

GRANDPARENTS.COM, INC.

By:	/s/ Lee Lazarus
Name: Lee Lazarus
Title: COO